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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15
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  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
  OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number       0-08144*
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      F.N.B. CORPORATION, ON BEHALF OF THE PROMISTAR FINANCIAL CORPORATION
                       401(K) PLAN FOR BANKING EMPLOYEES
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             (Exact name of registrant as specified in its charter)

     F.N.B. CENTER, 2150 GOODLETTE ROAD NORTH, NAPLES FL 34102 941-262-7600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                INTERESTS IN THE PROMISTAR FINANCIAL CORPORATION
                       401(K) PLAN FOR BANKING EMPLOYEES
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]                Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]                Rule 12h-3(b)(2)(ii)   [ ]
                                                   Rule 15d-6             [ ]

               Approximate number of holders of record as of the
                        certification or notice date:  0
                                                      ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, F.N.B. Corporation, on behalf of Promistar Financial Corporation 401(k) Plan for Banking Employees, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

        Date: June 28, 2002       By: /s/ John D. Waters
              ---------------         ------------------------------
                                      John D. Waters
                                      Vice President and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

* The interests in the Promistar Financial Corporation 401(k) Plan for Banking Employees were previously filed on Form S-8, however, no separate Commission File Number was assigned by the Commission for the plan. F.N.B. Corporation's Commission File Number is 0-08144 but this filing does not terminate or suspend any duties to file reports by F.N.B. Corporation.